Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Wireless Announces Exercise of Option to Purchase Additional

Convertible Subordinated Notes

BELLEVUE, Wash. (June 13, 2003) – Western Wireless Corporation (NASDAQ: WWCA) announced today that the initial purchasers of its $100 million of Convertible Subordinated Notes due 2023 have exercised their option to purchase an additional $15 million principal amount of notes. Closing is expected to occur on June 17, 2003, subject to the satisfaction of closing conditions. Western Wireless intends to use the net proceeds of the offering for working capital and general corporate purposes.

The notes being sold by Western Wireless and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:

Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com